HSBC USA Inc. Buffered Accelerated Market Participation SecuritiesTM Linked to: Dow Jones Industrial Average® Index│iShares® MSCI Emerging Markets ETF ► 200% (2.0x) exposure to any positive return on the relevant Reference Asset, subject to a maximum return ► Protection from 10% of any losses of the relevant Reference Asset ► Approximate 2 years maturity ► All payments on the Notes are subject to the credit risk of HSBC USA Inc. The Buffered Accelerated Market Participation SecuritiesTM (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any securities exchange or automated quotation system. The Notes will not bear interest. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this document. Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and either page S-1 of the accompanying Equity Index Underlying Supplement or page S-1 of the accompanying ETF Underlying Supplement, as applicable. The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $850.00 and $950.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information. Price to Public Underwriting Discount1 Proceeds to Issuer Per Note / Total linked to the INDU $1,000/ Per Note / Total linked to the EEM $1,000/ 1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% and referral fees of up to 0.80% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 0.80% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus. The Notes: Are Not FDIC Insured Are Not Bank Guaranteed May Lose Value Filed Pursuant to Rule 433 Registration No. 333-223208 April 15, 2020 FREE WRITING PROSPECTUS (To Prospectus dated February 26, 2018, Prospectus Supplement dated February 26, 2018 Equity Index Underlying Supplement dated February 26, 2018, and ETF Underlying Supplement dated February 26, 2018) HSBC Buffered AMP Video

FWP-2 This document relates to two separate offerings of Buffered AMPSTM by HSBC USA Inc., each linked to the performance of a different Reference Asset as indicated below. Reference Asset Market Exposure Ticker Maximum Cap1 CUSIP Dow Jones Industrial Average® Index Large-cap US Equities INDU At least 19.00% 40438CEU1 / US40438CEU18 iShares® MSCI Emerging Markets ETF Global emerging markets equities EEM At least 20.20% 40438CEV9 / US40438CEV90 1 Expected range. The actual Maximum Cap with respect to each offering will be determined on the Pricing Date. Indicative Terms* Principal Amount $1,000 per Note Term Approximately 2 years Upside Participation Rate 200% (2.0x) exposure to any positive Reference Return, subject to the relevant Maximum Cap Buffer Percentage With respect to each offering, -10% Payment at Maturity per Note If the relevant Reference Return is greater than zero, you will receive the lesser of: a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and b) $1,000 + ($1,000 × Maximum Cap). If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage: $1,000 (zero return). If the relevant Reference Return is less than the relevant Buffer Percentage: $1,000 + ($1,000 × (Reference Return + 10%)). For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 90%) of your investment. Reference Return Final Value – Initial Value Initial Value Initial Value See page FWP-4 Final Value See page FWP-4 Pricing Date April 30, 2020 Trade Date April 30, 2020 Original Issue Date May 5, 2020 Final Valuation Date May 2, 2022 Maturity Date May 5, 2022 The Notes HSBC Buffered Accelerated Market Participation SecuritiesTM (Buffered AMPSTM) offer investors an enhanced upside exposure to the upside return of the referenced indices, while providing a pre-defined level of downside buffered protection at maturity. For investors who seek exposure to the Reference Asset and who believe the Reference Asset will appreciate over the term of the Buffered AMPSTM, the Buffered AMPSTM provide an opportunity for accelerated returns (subject to a Maximum Cap). If the Reference Return is below the Buffer Percentage, then the Buffered AMPSTM are subject to 1:1 exposure to any potential decline of the relevant Reference Asset beyond -10%. If the relevant Reference Asset appreciates over the term of the Notes, you will realize 200% (2.0x) of the relevant Reference Asset appreciation up to the relevant Maximum Cap. If the relevant Reference Asset declines, you will lose 1% of your investment for every 1% decline in the relevant Reference Asset beyond the -10% Buffer Percentage. * As more fully described on page FWP-4

FWP-3 Payoff Example The table at right shows the hypothetical payout profile of an investment in the securities reflecting the 200% (2.0x) Upside Participation Rate and the Buffer Percentage of -10%, and assuming a 19.00% Maximum Cap. The actual Maximum Cap with respect to your Buffered AMPSTM will be determined on the Pricing Date. Information about each Reference Asset The INDU is a price-weighted index compromised of 30 blue chip stocks considered to be the leaders in their industry. It is intended to be a measure of the entire U.S. market, covering a diverse set of industries such as financial services, technology, retail, entertainment and consumer goods, but excluding the transportation and utilities industries. The iShares® MSCI Emerging Markets ETF tracks the performance of an index composed of emerging market stocks that can predominantly be classified as large and mid-cap. The graphs above illustrate the daily performance of each Reference Asset from April 14, 2010 through April 14, 2020. Past performance is not necessarily an indication of future results. For further information on each Reference Asset, please see “Information Relating to the Reference Assets” beginning on page FWP-14 of this document. We have derived all disclosure regarding the Reference Assets from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Assets. Reference Return Buffered AMPSTM Participation in Reference Return 25.00% 19.00% 4.00% 8.00% -5.00% 0.00% -30.00% -20.00% 2.0x upside exposure, subject to Maximum Cap 2.0x upside exposure Buffer Percentage of -10% 1x Loss beyond Buffer Percentage

FWP-4 HSBC USA Inc. Buffered Accelerated Market Participation SecuritiesTM (Buffered AMPSTM) Linked to: Dow Jones Industrial Average® Index│iShares® MSCI Emerging Markets ETF This document relates to two offerings of Buffered Accelerated Market Participation SecuritiesTM. Each of the Notes will have the respective terms described in this document and the accompanying prospectus, prospectus supplement and relevant underlying supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or relevant underlying supplement, the terms described in this document shall control. This document relates to multiple offerings of Notes, each linked to the performance of a specific index or index fund (each a “Reference Asset”). Each of the two Notes will have the Maximum Cap indicated in the table below. The performance of each of the Notes does not depend on the performance of any of the other Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the relevant Reference Asset, as described below. The following key terms relate to the offerings of Notes: Reference Return: With respect to each Reference Asset, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value Final Settlement Value: If the relevant Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of: (a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and (b) $1,000 + ($1,000 × Maximum Cap). If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return). If the relevant Reference Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows: $1,000 + ($1,000 × (Reference Return + 10%)). Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return is below the Buffer Percentage. For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 90%) of your investment. Buffer Percentage: With respect to each offering, -10% Initial Value: The Official Closing Value of the relevant Reference Asset on the Pricing Date. Final Value: The Official Closing Value of the relevant Reference Asset on the Final Valuation Date. Official Closing Value: The Official Closing Price or the Official Closing Level of the relevant Reference Asset, as applicable. Form of Notes: Book-Entry Issuer: HSBC USA Inc. Principal Amount: $1,000 per Note Reference Asset: The relevant underlying index or index fund, as indicated below Reference Asset Ticker Upside Participation Rate Maximum Cap1 CUSIP/ISIN Dow Jones Industrial Average® Index INDU 200% At least 19.00% 40438CEU1 / US40438CEU18 iShares® MSCI Emerging Markets ETF EEM 200% At least 20.20% 40438CEV9 / US40438CEV90 1 Expected with respect to each offering of Notes. The actual Maximum Cap for each offering of Notes will be determined on the Pricing Date. Trade Date: April 30, 2020 Pricing Date: April 30, 2020 Original Issue Date: May 5, 2020 Final Valuation Date: May 2, 2022, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the relevant accompanying Underlying Supplement. Maturity Date: 3 business days after the Final Valuation Date, and expected to be May 5, 2022. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the relevant accompanying Underlying Supplement. Payment at Maturity: On the Maturity Date, for each Note, we will pay you the Final Settlement Value.

FWP-5 Listing: The Notes will not be listed on any U.S. securities exchange or quotation system. Estimated Initial Value: The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.” The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

GENERAL

This document relates to separate offerings of Notes, each linked to a different Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each offering of Notes relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or any security included in such Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and either the Equity Index Underlying Supplement dated February 26, 2018 (for Notes linked to the INDU) or the ETF Underlying Supplement dated February 26, 2018 (for Notes linked to the EEM), as applicable. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or relevant underlying supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and either page S-1 of the Equity Index Underlying Supplement or page S-1 of the ETF Underlying Supplement, as applicable, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and underlying supplements) with the SEC for the offerings to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and relevant underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement and relevant underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

For Notes linked to the INDU:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

For Notes linked to the EEM:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

FWP-6

FWP-7 PAYMENT AT MATURITY On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below: If the relevant Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of: (a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and (b) $1,000 + ($1,000 × Maximum Cap). If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return). If the relevant Reference Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows: $1,000 + ($1,000 × (Reference Return + 10%)). Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return is below the Buffer Percentage. For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the relevant Reference Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 90%) of your investment. Interest The Notes will not pay interest. Calculation Agent We or one of our affiliates will act as calculation agent with respect to the Notes. Reference Sponsor The reference sponsor for the INDU is S&P Dow Jones Indices LLC, a division of S&P Global. iShares, Inc. is the reference sponsor for the Notes linked to the EEM.

FWP-8 INVESTOR SUITABILITY The Notes may be suitable for you if: You seek an investment with an enhanced return linked to the potential positive performance of the relevant Reference Asset and you believe the value of such Reference Asset will increase over the term of the Notes. You are willing to invest in the Notes based on the Maximum Cap indicated herein with respect to that Note offering, which may limit your return at maturity. The actual Maximum Cap for each offering of Notes will be determined on the Pricing Date. You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Return is less than -10%. You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating. You are willing to forgo dividends or other distributions paid to holders of the stocks included in the relevant Reference Asset or the Reference Asset itself, as applicable. You do not seek current income from your investment. You do not seek an investment for which there is an active secondary market. You are willing to hold the Notes to maturity. You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes. The Notes may not be suitable for you if: You believe the relevant Reference Return will be negative on the Final Valuation Date or that the relevant Reference Return will not be sufficiently positive to provide you with your desired return. You are unwilling to invest in the Notes based on the Maximum Cap indicated herein with respect to that Note offering, which may limit your return at maturity. The actual Maximum Cap for each offering of Notes will be determined on the Pricing Date. You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Return is less than -10%. You seek an investment that provides full return of principal. You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating. You prefer to receive the dividends or other distributions paid on the stocks included in the relevant Reference Asset or the Reference Asset itself, as applicable. You seek current income from your investment. You seek an investment for which there will be an active secondary market. You are unable or unwilling to hold the Notes to maturity. You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

FWP-9 RISK FACTORS We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and either page S-1 of the Equity Index Underlying Supplement or page S-1 of the ETF Underlying Supplement, as applicable. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus supplement, prospectus and relevant underlying supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and relevant underlying supplement including the explanation of risks relating to the Notes described in the following sections: “— Risks Relating to All Note Issuances” in the prospectus supplement; If your Notes are linked to the INDU: “— General Risks Related to Indices” in the Equity Index Underlying Supplement; If your Notes are linked to the EEM: “— General Risks Related to Index Funds” in the ETF Underlying Supplement; “— Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and “— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement. You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Your investment in the Notes may result in a loss. You will be exposed to the decline in the Final Value from the Initial Value beyond the Buffer Percentage of -10%. Accordingly, if the relevant Reference Return is less than -10%, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose some or a significant portion (up to 90%) of your investment at maturity if the relevant Reference Return is less than the Buffer Percentage. The appreciation on the Notes is limited by the relevant Maximum Cap. You will not participate in any appreciation in the value of the relevant Reference Asset (as multiplied by the Upside Participation Rate) beyond the relevant Maximum Cap. The Maximum Cap (to be determined on the Pricing Date) will be at least 19.00% with respect to the Notes linked to the INDU and at least 20.20% with respect to the Notes linked to the EEM. You will not receive a return on the securities greater than the relevant Maximum Cap. The amount payable on the relevant Notes is not linked to the value of the relevant Reference Asset at any time other than on the Final Valuation Date. The Final Value of the relevant Reference Asset will be based on the Official Closing Value of the relevant Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the relevant Reference Asset appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a value that is equal to or less than its Initial Value, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the relevant Reference Asset prior to that decrease. Although the actual value of the relevant Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than its Final Value, the Payment at Maturity will be based solely on the Official Closing Value of the relevant Reference Asset on the Final Valuation Date. The Notes are subject to the credit risk of HSBC USA Inc. The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

FWP-10 The Notes will not bear interest. As a holder of the Notes, you will not receive interest payments. Changes that affect a Reference Asset may affect the value of a Reference Asset and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity. The policies of the reference sponsor of a Reference Asset concerning additions, deletions and substitutions of the stocks included in a Reference Asset, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of a Reference Asset. The policies of the reference sponsor with respect to the calculation of a Reference Asset could also affect the value of a Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of a Reference Asset. Any such actions could affect the value of a Reference Asset and the value of and the return on the Notes. You will not have any ownership interest in the stocks included in a Reference Asset. As a holder of the Notes, you will not have any ownership interest in the stocks included in a Reference Asset, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in a Reference Asset. The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes. The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any. The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time. The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public. The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you. If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes. Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary

FWP-11 reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted. The Notes lack liquidity. The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Potential conflicts of interest may exist. An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes. Uncertain tax treatment. For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Risks associated with non-U.S. companies. The value of the EEM depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the EEM and, as a result, the value of the relevant Notes. The Notes will not be adjusted for changes in exchange rates. Although the equity securities that are held by the EEM are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the EEM and therefore the relevant Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document. Risks associated with emerging markets. An investment in the Notes linked to the EEM will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

FWP-12 ILLUSTRATIVE EXAMPLES The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the relevant Reference Asset relative to its Initial Value. We cannot predict the Final Value of the relevant Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the relevant Reference Asset to which your Notes are linked or the return on your Notes. With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis. The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following: Principal Amount: $1,000 Upside Participation Rate: 200% Buffer Percentage: -10% Hypothetical Maximum Cap: 19.00% * * The actual Maximum Cap for each offering of securities will be determined on the Pricing Date and with respect to the securities linked to the INDU will be at least 19.00% and with respect to the securities linked to the EEM will be at least 20.20%. Hypothetical Reference Return Hypothetical Payment at Maturity Hypothetical Return on the Notes 100.00% $1,190.00 19.00% 80.00% $1,190.00 19.00% 60.00% $1,190.00 19.00% 40.00% $1,190.00 19.00% 30.00% $1,190.00 19.00% 20.00% $1,190.00 19.00% 15.00% $1,190.00 19.00% 9.50% $1,190.00 19.00% 5.00% $1,100.00 10.00% 2.00% $1,040.00 4.00% 1.00% $1,020.00 2.00% 0.00% $1,000.00 0.00% -1.00% $1,000.00 0.00% -2.00% $1,000.00 0.00% -5.00% $1,000.00 0.00% -7.00% $1,000.00 0.00% -10.00% $1,000.00 0.00% -20.00% $900.00 -10.00% -30.00% $800.00 -20.00% -40.00% $700.00 -30.00% -50.00% $600.00 -40.00% -80.00% $300.00 -70.00% -100.00% $100.00 -90.00%

FWP-13 The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes Example 1: The relevant Reference Return is 5.00% Reference Return: 5.00% Final Settlement Value: $1,075.00 Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,100.00 per $1,000 Principal Amount, calculated as follows: $1,000 + ($1,000 × Reference Return × Upside Participation Rate) = $1,000 + ($1,000 × 5.00% ×200%) = $1,100.00 Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the Upside Participation Rate when the Reference Asset appreciates and such Reference Return multiplied by the Upside Participation Rate does not exceed the hypothetical Maximum Cap. Example 2: The relevant Reference Return is 20.00% Reference Return: 20.00% Final Settlement Value: $1,190.00 Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,190.00 per $1,000 Principal Amount, calculated as follows: $1,000 + ($1,000 × Maximum Cap) = $1,000 + ($1,000 × 19.00%) = $1,190.00 Example 2 shows that you will receive the return of your principal investment plus a return equal to the hypothetical Maximum Cap when the relevant Reference Return is positive and such Reference Return multiplied by the Upside Participation Rate exceeds the hypothetical Maximum Cap. Example 3: The relevant Reference Return is -5.00% Reference Return: -5.00% Final Settlement Value: $1,000.00 Because the relevant Reference Return is less than zero but greater than the Buffer Percentage of -10%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return). Example 3 shows that you will receive the return of your principal investment where the value of the relevant Reference Asset declines by no more than 10% over the term of the Notes. Example 4: The relevant Reference Return is -40.00% Reference Return: -40.00% Final Settlement Value: $700.00 Because the relevant Reference Return is less than the Buffer Percentage of -10%, the Final Settlement Value would be $700.00 per $1,000 Principal Amount, calculated as follows: $1,000 + [$1,000 × (Reference Return + 10%)] = $1,000 + [$1,000 × (-40.00% + 10%)] = $700.00 Example 4 shows that you are exposed on a 1-to-1 basis to declines in the value of the Reference Asset beyond the Buffer Percentage of -10%. You will lose some or a significant portion (up to 90%) of your investment.

FWP-14 INFORMATION RELATING TO THE REFERENCE ASSETS For the Notes linked to the Dow Jones Industrial Average® Index The disclosure relating to the INDU contained below relates only to the offering of Notes linked to the INDU. Description of the INDU The INDU is a price-weighted index compromised of 30 blue chip stocks considered to be the leaders in their industry. It is intended to be a measure of the entire U.S. market, covering a diverse set of industries such as financial services, technology, retail, entertainment and consumer goods, but excluding the transportation and utilities industries. For more information about this underlying index, see “The Dow Jones Industrial AverageSM” beginning on page S-10 of the accompanying Equity Index Underlying Supplement. Historical Performance of the INDU The following graph sets forth the historical performance of the INDU based on the daily historical closing levels from April 14, 2010 through April 14, 2020. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the INDU should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the INDU on the Final Valuation Date. For the Notes linked to the iShares® MSCI Emerging Markets ETF The disclosure relating to the EEM contained below relates only to the offering of Notes linked to the EEM. Description of the EEM The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of March 31, 2020, the MSCI Emerging Markets Index consisted of the following 26 component country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The shares of the EEM are listed and trade on the NYSE Arca under the ticker symbol “EEM.” For more information about the EEM, see “The iShares MSCI Emerging Markets Index Fund” beginning on page S-26 of the accompanying ETF Underlying Supplement. Historical Performance of the EEM The following graph sets forth the historical performance of the EEM based on the daily historical closing values from April 14, 2010 through April 14, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical values of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM on the Final Valuation Date.

FWP-15 EVENTS OF DEFAULT AND ACCELERATION If the relevant Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the relevant Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document, except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the relevant Reference Asset, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the relevant Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus. SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST) We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% and referral fees of up to 0.80% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 0.80% per $1,000 Principal Amount. An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice. We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement. U.S. FEDERAL INCOME TAX CONSIDERATIONS There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the relevant Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the relevant Reference Asset. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes. Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future

FWP-16 value of any equity interest in a regulated investment company (such as shares of the EEM (the “Underlying Shares”)). Under the constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated zero. Although the matter is not clear, there exists a risk that an investment in the Notes linked to the Underlying Shares will be treated as a constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note linked to the Underlying Shares will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note linked to the Underlying Shares will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the “issue price” of the Note and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of a Note linked to the Underlying Shares after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules. We will not attempt to ascertain whether the relevant Reference Asset or any of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the relevant Reference Asset or one more of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the relevant Reference Asset and the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if the relevant Reference Asset or one or more of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, is or becomes a PFIC or USRPHC. Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes. “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “deltaone” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the relevant Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the relevant Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

TABLE OF CONTENTS Free Writing Prospectus General FWP-6 Payment at Maturity FWP-7 Investor Suitability FWP-8 Risk Factors FWP-9 Illustrative Examples FWP-12 Information Relating to the Reference Assets FWP-14 Events of Default and Acceleration FWP-15 Supplemental Plan of Distribution (Conflicts of Interest) FWP-15 U.S. Federal Income Tax Considerations FWP-15 Equity Index Underlying Supplement Disclaimer ii Risk Factors S-1 The DAX® Index S-8 The Dow Jones Industrial AverageSM S-10 The EURO STOXX 50® Index S-12 The FTSETM 100 Index S-14 The Hang Seng® Index S-15 The Hang Seng China Enterprises Index® S-17 The KOSPI 200 Index S-20 The MSCI Indices S-23 The NASDAQ-100 Index® S-27 The Nikkei 225 Index S-31 The PHLX Housing SectorSM Index S-33 The Russell 2000® Index S-37 The S&P 100® Index S-40 The S&P 500® Index S-43 The S&P 500® Low Volatility Index S-46 The S&P BRIC 40 Index S-49 The S&P MidCap 400® Index S-51 The TOPIX® Index S-54 Additional Terms of the Notes S-56 ETF Underlying Supplement Risk Factors S-1 Reference Sponsors and Index Funds S-9 The Energy Select Sector SPDR® Fund S-10 The Financial Select Sector SPDR® Fund S-12 The Health Care Select Sector SPDR® Fund S-14 The iShares® China Large-Cap ETF S-16 The iShares® Latin America 40 ETF S-19 The iShares® MSCI Brazil Capped ETF S-21 The iShares® MSCI EAFE ETF S-24 The iShares® MSCI Emerging Markets ETF S-26 The iShares® MSCI Mexico Capped ETF S-28 The iShares® Transportation Average ETF S-30 The iShares® U.S. Real Estate ETF S-31 The Market Vectors® Gold Miners ETF S-32 The Powershares QQQ TrustSM, Series 1 S-34 The SPDR® Dow Jones Industrial AverageSM ETF Trust S-37 The SPDR® S&P 500® ETF Trust S-39 The Vanguard® FTSE Emerging Markets ETF S-41 The WisdomTree® Japan Hedged Equity Fund S-44 Additional Terms of the Notes S-47 Prospectus Supplement Risk Factors S-1 Pricing Supplement S-10 Description of Notes S-12 Use of Proceeds and Hedging S-36 Certain ERISA Considerations S-37 U.S. Federal Income Tax Considerations S-39 Supplemental Plan of Distribution (Conflicts of Interest) S-61 Prospectus About this Prospectus 1 Risk Factors 2 Where You Can Find More Information 3 Special Note Regarding Forward-Looking Statements 4 HSBC USA Inc. 7 Use of Proceeds 8 Description of Debt Securities 9 Description of Preferred Stock 20 Description of Warrants 25 Description of Purchase Contracts 30 Description of Units 33 Book-Entry Procedures 36 Limitations on Issuances in Bearer Form 40 U.S. Federal Income Tax Considerations Relating to Debt Securities 41 Plan of Distribution (Conflicts of Interest) 49 Notice to Canadian Investors 52 Notice to EEA Investors 53 Notice to UK Investors 54 UK Financial Promotion 54 Certain ERISA Matters 55 Legal Opinions 57 Experts 58 You should only rely on the information contained in this document, any accompanying underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, any accompanying underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, any accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, any accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates. HSBC USA Inc. $ Buffered Accelerated Market Participation SecuritiesTM Linked to the Dow Jones Industrial Average® Index $ Buffered Accelerated Market Participation SecuritiesTM Linked to the iShares® MSCI Emerging Markets ETF April 15, 2020 Free Writing Prospectus